Exhibit 99.1

FOR IMMEDIATE RELEASE

NUTRACEA COMPLETES SALE OF NON-CORE CEREAL INGREDIENTS BUSINESS

PHOENIX, AZ, March 11, 2010 – NutraCea (OTC Bulletin Board: NTRZ ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that it completed the previously announced sale of NutraCea’s existing cereal ingredients business and certain related equipment to Kerry Inc. (“Kerry”), a global food ingredients company on March 9, 2010 for $3.9 million.  In addition, NutraCea received $272,000 for inventory related to its cereal ingredients business.  A finder’s fee in the amount of $200,000 was paid to Drum Drying Resources, LLC from the purchase price.

At the closing, Kerry and NutraCea entered into a Toll Processing agreement whereby until the earlier of (1) the date Kerry begins production of cereal products using the assets purchased under the sale and (2) October, 31, 2010, NutraCea will produce for Kerry cereal products at NutraCea’s Dillon, Montana plant.

NutraCea has also agreed that it will not process or sell certain cereal products for a period of five (5) years from the date of the closing.

W. John Short, Chairman and CEO, commented, “We are pleased to have completed the sale of our cereal business to Kerry Inc.  It represents a first but significant step in the execution of our strategy aimed at selling non-core assets to pay down debt and refocus on our core businesses of stabilized rice bran, defatted rice bran, rice bran oil and nutraceutical and pharmaceutical derivatives of SRB.”

On November 10, 2009 NutraCea filed for court supervised protection to restructure its operation under Chapter 11 of the US Bankruptcy Code.

Forward-Looking Statements

This release contains forward-looking statements.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
Phone: 212-827-3773
mmeek@frbir.com